Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Verint Systems Inc. on Form S-3 of our report dated March 31, 2004, appearing in the Annual Report on Form 10-K of Verint Systems Inc. for the year ended January 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Jericho, New York

December 8, 2004